Exhibit 10.20

FIXED-SUM LOAN AGREEMENT FOR PURCHASE OF SHARES

Interest free- 12-month loan

This fixed-sum loan agreement is made on __________________, between:

Arrival Limited of Beaumont House, Avonmore Road, London, England, W14 8TS (“we” “us” “our” “ours”); and

[Borrower name] of __________________________________________

(“you”, “your”, “yours”).

Financial Particulars

Period of Agreement:		12 Months

Amount of Credit (the “Loan”)	(a)	EUR [•] The Loan will be paid direct to Arrival S.à r.l. (“Arrival”) on your behalf on the date of this agreement.

Total Charge for Credit - interest	(b)	EUR0

Total Amount Payable (a) +(b)		EUR [•] (“Total Amount Payable”)

Rate of interest:		0% APR

Repayments		This loan is repayable by a single payment of EUR[•] (or the total outstanding balance if lower – see clause 2.3) due 12 calendar months from the date of this agreement.

Purpose of Loan		This agreement is to finance the purchase of ordinary shares in Arrival at a price of EUR 3.40909 per share as part of your participation in the Arrival Restricted Share Plan 2020 (the “Share Plan”) and under the terms of the restricted share agreement made between you and Arrival (the “Restricted Share Agreement”).

Terms and Conditions

1	Cancellation rights

1.1	You have a right to cancel this agreement.

1.2	The cancellation period begins on the day on which this contract is concluded (the “Agreement Date”) and ends on the expiry of fourteen calendar days beginning with the day after the Agreement Date.

1.3	You can cancel this agreement by:

1.3.1	Writing to us at FAO Svetlana Ershova, Beaumont House, Kensington Village, London, W14 8TS;

1.3.2	Telephoning us on +447539265363; or

1.3.3	Email to sveta@arrival.com.

1.4

If you cancel this agreement you must immediately repay to us the Total Amount Payable. Cancellation of this agreement will not cancel your participation in the Share Plan or the Restricted Shares Agreement and you will therefore need to fund your share purchase through alternate means.

2	Drawdown and repayments

2.1

This Loan is only available to you by virtue of you being eligible to participate in the Share Plan and is to be used only for the purposes of participating in the Share Plan and funding your payment of the price payable for the ordinary shares in Arrival to be purchased under the Restricted Shares Agreement (the “Shares”).

2.2	We will pay the Loan amount direct to Arrival on your behalf.

2.3

You agree and direct that if you dispose of any of the Shares during the course of this agreement, including where you are required to do so under the terms of the Share Plan and the Restricted Share Agreement, the disposal proceeds will be paid direct to us to reduce the total outstanding balance under this agreement before any surplus is paid to you.

2.4	On the date that payment is due in accordance with the Financial Particulars above:

2.4.1

You authorise us to direct your employer and/or any member of the corporate group of which Arrival and/or we form a part and to which you hold office and/or provide services to deduct an amount up to the total outstanding balance from any payment(s) otherwise due to you (including but not limited to payments of salary or fees) and pay those to us to repay or reduce the total outstanding balance; and

2.4.2

If, after application of funds received in accordance with clause 2.4.1, there is a balance remaining, we will notify you of the amount required to repay the total outstanding balance and you will pay us that amount to us immediately by bank transfer to our nominated account. We will provide you with details of our nominated bank account at that time.

2.5	Prompt payment is essential.

3	Charges

There are no interest or charges associated with the provision of the Loan however, if you default on payment or do not repay all outstanding amounts by the end of the term then you agree to pay our reasonable legal and other costs and expenses for enforcing our rights under this agreement.

4	Termination

4.1	We may terminate this agreement on 30 days written notice if :

4.1.1	you cease to be able participate in the Share Plan or the Restricted Share Agreement is ended for any reason; or

4.1.2	you fail to purchase the Shares in accordance with the Restricted Share Agreement.

4.2

We may terminate this agreement immediately if you become or appear likely to become bankrupt or subject to an Individual Voluntary Arrangement or a Debt Relief Order or a Sequestration, Trust Deed or Debt Arrangement in Scotland.

4.3

If this agreement is terminated in accordance with this clause 4, the full outstanding balance, including any costs incurred under clause 3, will become payable immediately and we will collect payment as set out in clause 2.4.

5	Distance marketing information

5.1	Our main business is the design, production and commercial sale of electric vehicles.

5.2

This loan is related to the purchase of the Shares. You should take your own independent advice to confirm that the Shares are suitable for you. Historical performances are no indicators for future performance.

5.3	You may be liable to other taxes or costs that are not paid through us or imposed by us.

5.4	We will communicate with you in English and all contractual terms and conditions and information will be supplied in English.

5.5

This agreement is an exempt agreement under regulation 60F of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 and there is no out-of-court complaint and redress scheme available.

5.6	If you wish to make a complaint in relation to this agreement please contact Svetlana Ershova on sveta@arrival.com.

6	Law and Jurisdiction

6.1	This agreement is governed by the laws of England and Wales, and you agree that any proceedings in relation to this agreement shall be subject to the exclusive jurisdiction of the courts of England.

Signed by Tim Holbrow for and on behalf of Arrival Limited	Signed by [name of borrower]

Title: Director

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